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                                                                    EXHIBIT 12.1

                                 THE GAP, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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
                                                          Fiscal Year Ended                                   26 Weeks Ended
                                  Jan 30, 1993  Jan 29, 1994  Jan 28, 1995  Feb 3, 1996  Feb 1, 1997  August 3, 1996  August 2, 1997
Earnings Before Income Taxes        339,841       424,888       529,322       585,199      748,527        243,576        246,019
Add:
     Interest Expense                 7,639         7,624         5,795         5,490        5,529          5,276             20
     Interest on Rental Expense     118,776       143,447       166,892       195,168      218,403        103,303        116,236
                                    -------       -------       -------       -------      -------        -------        -------
Earnings                            466,256       575,959       702,009       785,857      972,459        352,155        362,277
                                    =======       =======       =======       =======      =======        =======        =======

Interest Expense                      7,639         7,624         5,795         5,490        5,529          5,276             20
Capitalized Interest                      -             -             -             -        8,564              -          6,123
Interest on Rental Expense          118,776       143,447       166,892       195,168      218,403        103,303        116,238
                                    -------       -------       -------       -------      -------        -------        -------
Fixed Charges                       126,415       151,071       172,687       200,658      232,496        108,579        122,381
                                    =======       =======       =======       =======      =======        =======        =======
Ratio of Earnings to
  Fixed Charges                        3.69          3.81          4.07          3.92         4.18           3.24           2.96
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